Hugoton Royalty Trust

News Release

HUGOTON ROYALTY TRUST DECLARES NO MAY CASH DISTRIBUTION,

SECOND ADVANCE FROM XTO, NEW OPERATOR, LATE FILING OF 10-Q AND DISMISSAL OF AUDITOR

Dallas, Texas, May 19, 2025 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB: HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for May 2025 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $23,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee.

Second Advance Distribution from XTO Energy

As disclosed previously, the Trust and XTO Energy, Inc. (“XTO”) entered into a Second Advance Distribution Agreement (the “Agreement") intended to provide the Trustee of the Trust with liquidity to meet current and near-term financial reporting obligations, including payment of third-party auditor and other expenses related to filing the Trust's Quarterly Report on Form 10-Q for the period ending March 31, 2025, and additional near-term filing obligations.

New Operator

XTO has informed the Trustee that it closed the divestment of XTO’s interest in the assets underlying the Trust to Mach Natural Resources LP and its affiliates (“Mach”) on April 30, 2025. XTO has informed the Trustee that Mach has assumed XTO's obligations under the Trust Indenture and operatorship of the applicable properties.

Hugoton Royalty Trust

The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in March.

	Underlying Sales
	Volumes (a)		Average Price
	Gas (Mcf)	Oil (Bbls)	Gas (per Mcf)	Oil (per Bbl)

Current Month Distribution	640,000	14,000	$4.05	$65.70

Prior Month Distribution	738,000	29,000	$4.08	$68.34

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO, through Mach, has advised the Trustee that it has deducted development costs of $404,000, production expense of $2,110,000, and overhead of $987,000 in determining the royalty calculation for the Trust for the current month.

The Trust has self-published this month’s press release on its website, www.hgt-hugoton.com, and the release has not been included in any wire distribution, which was the normal procedure for each monthly press release prior to April. The self-publication is due to conservation of the Trust’s cash reserves. The Trust will continue to furnish unitholders with information through its website and Form 8-K filings with the Securities and Exchange Commission.

Excess Costs

XTO, through Mach, has advised the Trustee excess costs increased $102,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $1,855,000 including accrued interest of $165,000.

XTO, through Mach, has advised the Trustee that excess costs increased by $270,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $5,163,000, including accrued interest of $468,000.

XTO, through Mach, has advised the Trustee that excess costs increased by $325,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $8,710,000, including accrued interest of $630,000.

Hugoton Royalty Trust

Development Costs

XTO Energy, through Mach, had previously advised the Trustee of six total non-operated wells in Major County, Oklahoma in which it has elected to participate. XTO Energy has also advised the Trustee that it is not aware of any additional wells that XTO has elected to participate that would need to be reported for the Trust. Currently Mach is reviewing the development budget for the Trust’s interests in conjunction with its overall development budget and will update the Trust when that review is completed.

Late Filing and Dismissal of Auditor

As previously reported in the Registrant’s Form 10-K for the year ended December 31, 2024, the Registrant had substantial doubt about its ability to continue as a going concern and anticipated its cash reserve to be depleted in the second quarter of 2025, after which it would not have funds with which to continue to make SEC filings. As a result, the Registrant did not anticipate being able to file its quarterly report on Form 10-Q for the quarter ended March 31, 2025 (the “Form 10-Q”). As reported in the Registrant’s Form 8-K filed May 1, 2025, the Registrant received an advance distribution from XTO Energy, Inc. intended to provide the Trustee of the Registrant with liquidity to meet current and near-term financial reporting obligations, including payment of third-party auditor and other expenses related to filing the Form 10-Q. Due to the timing of such advance distribution in relation to the due date for the Form 10-Q, the Registrant has not had sufficient time to complete preparation of the Form 10-Q, including review of such Form 10-Q by third party advisors, in time to meet the due date for the Form 10-Q. Additionally, as disclosed in the Registrant’s Form 8-K filed May 16, 2025, the Registrant dismissed PricewaterhouseCoopers, LLP, its independent registered public accounting firm on May 13, 2025 and is currently seeking engagement of a new independent registered public accounting firm. For the foregoing reasons, the Registrant requires additional time in order to prepare and file the Form 10-Q.

It is not anticipated that the Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date for the Form 10-Q; however, the Registrant intends to file the Form 10-Q as soon as the Form 10-Q has been completed.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2024.

* * *

Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839